Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Cipherloc Corporation (the “Company”) on Form S-1 (File No. 333-XXXXXX) of our report dated December 28, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of the Company as of and for the fiscal years ended September 30, 2020 and 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.

Houston, Texas

April 29, 2021